Exhibit 99.1
Horsehead Holding Corp. Announces Third Quarter Earnings
     MONACA, Pa., Nov. 8 /PRNewswire-FirstCall/ — Horsehead Holding Corp. (Nasdaq: ZINC), the parent company of Horsehead Corporation, reported net income of $24.2 million for the third quarter 2007, or $0.73 per diluted share on sales of $134.0 million. Highlights for the third quarter compared to the prior year quarter were:
•	Net Income increased 47%

•	Strengthened balance sheet with debt reduced to $0.2 million and cash at $77.4 million

•	Strong productivity gains as production of zinc increased 19.5%
For the nine months ended September 30, 2007, net income was $73.4 million, or $2.40 per diluted share, on sales of $426.4 million. For the nine months ended September 30, 2006, net income was $38.3 million, or $1.42 per diluted share, on sales of $346.7 million.
“We are pleased with our continued strong performance,” said Jim Hensler, President and Chief Executive Officer. Operational and productivity improvements at our Monaca smelter increased zinc production to approximately 150,000 tons on a per annum rate during the third quarter. Our electric arc furnace (“EAF”) dust recycling plants continued to operate at full capacity. The processing of EAF dust increased 1.8% versus the prior year quarter.”
Hensler further commented, “Market demand for our products was very good during the quarter, although receipt of EAF dust was below expectation despite adding three new sources late in the quarter. This level of EAF dust receipts reflects the reduction in steel production by our customers. We expect steel production to strengthen over the next two quarters.”
Third Quarter Financial Highlights
Net income increased $7.7 million to $24.2 million for the three months ended September 30, 2007, compared to $16.5 million for the three months ended September 30, 2006. The major factors contributing to this growth in earnings for the quarter were:
•	Net sales increased $3.2 million, or 2.5%, to $134.0 million, reflecting primarily, the realization of higher premiums for finished products combined with improved product mix of shipments.

•	Cost of sales decreased $4.9 million, or 5.1%, to $90.7 million, reflecting primarily the effect of reduced purchase of metal for resale.

•	Interest expense, net of interest and other income, decreased $1.4 million, reflecting significant reduction in debt and increased interest income.
Other Financial Data
Cash generated by operations was $86.1 million for the nine months ended September 30, 2007 compared to $11.5 million for the prior year nine months. Net proceeds from the issuance of stock were $97.8 million during this period while total debt was reduced $79.8 million to $0.2 million as of September 30, 2007. Cash on hand was $77.4 million as of September 30, 2007 compared to $1.0 million at December 31, 2006.
On-going Activities
According to Mr. Hensler, “our capacity expansion projects continue to be on schedule. In particular, the Rockwood, Tennessee waelz kiln is expected to be on-line by the beginning of next year adding 80,000 tons of electric arc furnace dust processing capacity. This will enable us to bring more low-cost feed into our smelter.”
“Demand for our products and services continues to be strong. In the near term, we are focused on the negotiation of our Monaca, PA labor contract, which expires on November 17, 2007 and we are continuing to emphasize further productivity gains at our smelter in Monaca.”
“As far as other projects, we have also initiated a search for sites for new dust processing facilities in the Southeast and Midwest and we broke ground on our zinc oxide expansion project at Monaca during the third quarter. We expect to have 10,000 additional tons of zinc oxide capacity on-line during the second quarter of 2008. We have also begun several projects aimed at reducing our feed costs.”
Conference Call Information
Horsehead will conduct a conference call with investors and analysts on Friday November 9, 2007, at 11:00 am EDT to discuss the quarter and nine month results. Dial-in instructions are as follows:
Dial-In Number(s):
United States:      (888) 639-6205
International:      (703) 925-2608
A replay of the call will be available beginning at 2:30 pm EDT on Friday November 9, 2007 and ending on Friday November 16, 2007 at 11:59 pm EDT. Dial in instructions for the replay are:
Dial-In Number(s):
United States:      (800) 475-6701
International:       (320) 365-3844
Access Code: 891657
About Horsehead
Horsehead Holding Corp. is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products. Horsehead, headquartered in Monaca, Pa., employs over 1000 people and has six operating locations throughout the U.S. Visit http://www.horsehead.net for more information.

Cautions about Forward-Looking Statements
This press release contains forward-looking statements, including statements about business outlook and strategy, and statements about historical results that may suggest trends for our business. These statements are based on estimates and information available to us at the time of this press release and are not guarantees of future performance. There may be other factors that may cause our actual results to differ materially from the forward-looking statements. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on our results of operations and financial condition. You should carefully read the factors described in the “Risk Factors” section of our filings with the Securities and Exchange Commission for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and we undertake no obligation to revise or update this earnings release to reflect events or circumstances after the date hereof.

Summary Financial Results ($ thousands except per share amounts):
Income Statement (unaudited)

	Quarter ended Sept 30,		Nine Months ended Sept 30,
	2007	2006	2007	2006
Sales	$133,987	$130,759	$426,419	346,730
Cost of sales	90,739	95,638	287,798	260,474

Gross profit	43,248	35,121	138,621	86,256
Depreciation	2,288	1,810	7,232	5,975
S G & A expenses	3,797	4,852	11,851	12,502

Income from operations	37,163	28,459	119,538	67,779
Interest expense	(1,538)	(2,138)	(7,155)	(6,568)
Interest and other income	979	196	1,753	285

Income before taxes	36,604	26,517	114,136	61,496
Income tax provision	12,418	10,040	40,690	23,238

Net Income	$24,186	$16,477	$73,446	$38,258

Earnings per diluted share	$0.73	$0.61	$2.40	$1.42

EBITDA (1)	$39,451	$30,269	$126,770	$73,754
Balance Sheet Items (unaudited)

	Sept 30,	December 31,
	2007	2006
Cash	$77,436	$958
Other current assets	132,723	136,636
Property, plant and equipment, net	84,249	63,794
Other assets	2,151	4,318

Total assets	$296,559	$205,706

Current liabilities	$55,467	$78,731
Long-term debt	136	58,225
Other long-term liabilities	18,644	18,756
Stockholders’ equity	222,312	49,994

Total liabilities and stockholders’ equity	$296,559	$205,706

(1)	EBITDA is a non-GAAP financial measure. Management uses EBITDA to help them evaluate Horsehead’s performance and to compare Horsehead’s current results with those for prior periods as well as with the results of other companies in our industry. We caution investors that EBITDA should not be considered as a substitute for disclosures made in accordance with GAAP. Below is a reconciliation of EBITDA to net income:

	Quarter ended Sept 30th,		Nine Months ended Sept 30th,
	2007	2006	2007	2006
Net Income	$24,186	$16,477	$73,446	$38,258
Income tax provision	12,418	10,040	40,690	23,238
Interest expense	1,538	2,138	7,155	6,568
Interest and other income	(979)	(196)	(1,753)	(285)
Depreciation	2,288	1,810	7,232	5,975

EBITDA	$39,451	$30,269	$126,770	$73,754

Contact info:
Robert D. Scherich
Vice President & CFO
Horsehead Holding Corp.
724.773.9000
SOURCE Horsehead Holding Corp.